February 24, 2009



Debbie Scanlon
BKD, LLP
2800 Post Oak Boulevard
Houston, Texas 77056


Re: UMB Scout Funds


Dear Ms. Scanlan:

Enclosed  please find a copy  of  the
UMB Scout Funds the Funds response to
Item  77K  of  Form  N-SAR  which  we
propose  to  file with the Securities
and     Exchange    Commission    the
Commission  in  connection  with  the
resignation  of  BKD,  LLP   as   the
independent     registered     public
accounting firm for the Funds.

Please  furnish us with a  letter  by
February 25, 2009, addressed  to  the
Commission stating whether you  agree
with the statements made therein and,
if   not,  detailing  the  particular
statements  with  which  you  do  not
agree.   We will file your letter  as
an exhibit to the enclosed response.

Thank you for your prompt assistance.


Very truly yours,
s Todd Hoenecke
Todd Hoenecke
AVP Fund Administration Manager
UMB Fund Services, Inc.